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ADMINISTRATION AGREEMENT

This Administration Agreement is made effective as of the 7th day of March, 2025, by and between Virtus Global Credit Opportunities Fund (the “Fund”), and Virtus Fund Services, LLC, a Delaware limited liability company (the “Administrator”).

W I T N E S S E T H:

WHEREAS, Virtus Global Credit Opportunities Fund is registered as a closed-end management investment company that operates as an “interval fund” pursuant to Rule 23(c) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Administrator to render or otherwise provide for administrative services in the manner and on the terms and conditions hereafter set forth; and

WHEREAS, the Administrator desires to be so retained on said terms and conditions.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the Fund and the Administrator agree as follows:

1.

Appointment and Acceptance. The Fund hereby appoints the Administrator to act as Administrator of the Fund, subject to the supervision and direction of the Board of Trustees of the Fund, as hereinafter set forth. The Administrator hereby accepts such appointment and agrees to furnish or cause to be furnished the services contemplated by this Agreement.

2.	Duties of the Administrator.

(a)

The Administrator shall perform or arrange for the performance of the following administrative and clerical services: (i) maintain and preserve the books and records, including financial and corporate records, of the Fund as required by law or otherwise for the proper operation of the Fund; (ii) prepare and, subject to approval by the Trust, file registration statements, notices, reports, tax returns and other documents required by U.S. Federal, state and other applicable laws and regulations (other than state “blue sky” laws), including proxy materials and periodic reports to Fund shareholders, oversee the preparation and filing of registration statements, notices, reports and other documents required by state “blue sky” laws, and oversee the monitoring of sales of shares of the Funds for compliance with state securities laws; (iii) calculate and publish the net asset value of the Fund’s shares; (iv) calculate dividends and distributions and performance data, and prepare other financial information regarding the Fund; (v) oversee and assist in the coordination of, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Fund by others including, but not limited to, the custodian, registrar, transfer agent, accounting services agent, dividend disbursing agent, shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable; (vi) furnish corporate secretarial services to the Fund, including, without limitation, preparation of materials necessary in connection with meetings of the Fund’s Board of Trustees, including minutes, notices of meetings, agendas and other Board materials; (vii) provide the Fund with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein; (viii) provide the Fund with administrative office and data processing facilities; (ix) arrange for payment of the Fund’s expenses; (x) provide routine accounting services to the Fund, and consult with the Fund’s officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Fund; (xi) prepare such financial information and reports as may be required by any banks

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from which the Fund borrows funds; (xii) develop and implement procedures to monitor the Fund’s compliance with legal and regulatory requirements and with the Fund’s investment policies and restrictions as set forth in the Fund’s currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended; (xiii) arrange for the services of persons who may be appointed as officers of the Fund, including the President, Vice Presidents, Treasurer, Secretary and one or more assistant officers; (xiv) prepare and file appropriate class action securities litigation claims on behalf of the Fund; (xv) prepare and file Forms 3, 4 and 5 as required by Section 30(h) of the 1940 Act, upon receipt of information from the Fund’s trustees and officers; (xvi) arrange for the preparation of any written statement required by Section 19(a) of the 1940 Act and the regulations thereunder to be furnished to shareholders in connection with the payment of dividends and distributions, and arrange for the distribution of such statements to shareholders; (xvii) respond to, or refer to the Fund’s investment adviser, officers, other service providers or other appropriate persons, inquiries from shareholders or other persons relating to the Fund; and (xviii) provide such assistance to the investment adviser, the custodian, other Fund service providers and the Fund counsel and auditors as generally may be required to carry on properly the business and operations of the Fund. The Fund agrees to cause the portfolio management agent to deliver to the Administrator, on a timely basis, such information as may be necessary or appropriate for the Administrator’s performance of its duties and responsibilities hereunder, including but not limited to, shareholder reports, records of transactions, valuations of investments (which may be based on information provided by a pricing service) and records of expenses borne by the Fund, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder. Notwithstanding anything to the contrary herein contained, the Fund, and not the Administrator, shall be responsible for and bear the costs of other service providers such as the custodian, transfer agent, dividend disbursing agent, shareholder servicing agents, legal counsel, independent auditors, underwriters, brokers and dealers, corporate fiduciaries, insurers, printers, banks and such other persons as may be necessary for the proper operation of the Funds.

(b)

In providing for any or all of the services listed in section 2(a) hereof, and in satisfaction of its obligations to provide such services, the Administrator may enter into agreements with one or more other persons or entities, such as a sub-administrator, to provide such services to the Fund provided that the Administrator shall be as fully responsible to the Funds for the acts and omissions of any such service providers as it would be for its own acts or omissions hereunder and provided that the Administrator shall be responsible for the payment of such services, with the exception of out-of-pocket expenses which shall be billed to the Funds. In the alternative, the Fund may enter into agreements with one or more persons or entities, either jointly with the Administrator or otherwise, for such persons or entities to provide certain services to the Fund which would otherwise be performed by the Administrator pursuant to this Agreement (each such agreement, an “Outside Service Agreement”). In the event that the [Trust/Fund] enters into such an Outside Service Agreement, the Fund shall look to the counterparty directly for the performance of the contracted services (subject to any supervision responsibilities of the Administrator hereunder) and shall also be responsible for the payment of applicable fees and expenses. In the event that the Fund obtains services otherwise required of the Administrator hereunder pursuant to any such Outside Service Agreements, the Administrator’s fees shall be adjusted in accordance with the Compensation section hereof. However, as of the date hereof the parties agree that the Administrator shall not be required to adjust its fees hereunder with respect to any Outside Service Agreements among the Fund, the Administrator and The Bank of New York Mellon (or an affiliate thereof).

(c)

All activities of the Administrator shall be conducted in accordance with the Fund’s Declaration of Trust, By-laws and registration statement, under the supervision and direction of the Board of Trustees, and in conformity with the 1940 Act and other applicable federal and state securities laws and regulations.

3.	Expenses of the Administrator. The Administrator assumes the expenses of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and

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shall at its own expense provide office space, facilities, equipment and the necessary personnel which it is obligated to provide under section 2 hereof, except that the Fund shall pay the expenses of its other service providers such as the custodian, transfer agent, dividend disbursing agent, shareholder servicing agents, legal counsel, independent auditors, underwriters, brokers and dealers, corporate fiduciaries, insurers, printers, banks and such other persons as may be necessary for the proper operation of the Fund and expenses of Fund officers attending Board meetings as required and such other appropriate out of pocket expenses as approved by the Board. The Fund shall pay or cause to be paid all other expenses of the Fund referenced in this Agreement.

4.	Compensation of the Administrator.

(a)  For the services rendered to the Fund by the Administrator pursuant to this Agreement, the Fund shall pay to the Administrator a monthly fee at an annual rate of one tenth of one percent (0.1%) of the average daily Managed Assets of the Fund, which fee shall be payable with respect to each month on the third Business Day of the next month. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to the actual number of days in such month. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within seven (7) days after the date of termination of this Agreement.

(b)  For purposes of this Paragraph 4:

(i)

The term “Managed Assets of the Fund” on any day is defined as the value of the total assets of the Fund (which includes the net asset value of common shares, plus the liquidation preference of any preferred shares issued by the Fund and the principal amount of any borrowings used for leverage) minus the sum of all liabilities of the Fund other than debt entered into for the purposes of leverage, determined as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m. Eastern time) on such day or as of such other time or times as the Board may determine in accordance with the provisions of applicable law and of the charter and bylaws of the Fund and with resolutions of the Board as from time to time in force.

(ii)	The term “Business Day” means any day on which the New York Stock Exchange is open for trading.

5.

Limitation of Liability of the Administrator. The Administrator shall not be liable to the Fund or any Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator, or any persons engaged pursuant to section 2(b) hereof, including officers, agents and employees of the Administrator and its affiliates, in the performance of its duties hereunder. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund or shareholders to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

6.

Activities of the Administrator. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others and services to the [Trust/Fund] in other capacities.

7.	Duration and Termination of this Agreement.

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(a)

This Agreement shall become effective March 7th, 2025, and shall continue in effect with respect to the Fund for an initial period of two years, and thereafter from year to year so long as such continuation is specifically approved at least annually by the Board of Trustees of the Fund; provided, however, that this Agreement may be terminated at any time without the payment of any penalty, by the Fund, by the Board or by the “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund, or by the Administrator on not less than 60 days’ written notice to the other party.

(b)

The Administrator hereby agrees that the books and records prepared hereunder with respect to the Fund are the property of the Fund and further agrees that upon the termination of this Agreement or otherwise upon request the Administrator will surrender promptly to the Fund copies of the books and records maintained or required to be maintained hereunder, including in such machine-readable form as agreed upon by the parties, in accordance with industry practice, where applicable.

8.

Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Trustees of the Fund and such amendment is set forth in a written instrument executed by each of the parties hereto. Any attempt to assign this Agreement shall be treated as an amendment.

9.

Limitation of Liability. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but bind only the trust property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees or the shareholders of the Fund and this Agreement has been signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Declaration of Trust.

10.

Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Delaware, or any provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

11.

Counterparts. This Agreement may be executed by the parties hereto in counterparts (which may be executed and/or exchanged electronically) and if so executed, the separate instruments shall constitute one agreement.

12.

Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier date of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed: (a) if to the Administrator, to the attention of: Counsel, Virtus Fund Services, LLC, One Financial Plaza, Hartford, CT 06103 or (b) if to the Fund, to the attention of: Secretary, Fund, One Financial Plaza, Hartford, CT 06103, or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given electronically or similar means of same day delivery (with a confirming copy by mail as provided herein).

14.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior arrangements, agreements or understandings.

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VIRTUS GLOBAL CREDIT OPPORTUNITIES FUND		VIRTUS FUND SERVICES, LLC

By:	/s/ W. Patrick Bradley	By:	/s/ Richard W. Smirl
Name:	W. Patrick Bradley	Name:	Richard W. Smirl
Title:	Executive Vice President, Chief Financial Officer & Treasurer	Title:	Executive Vice President